UNITED STATES
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Washington, D.C. 20549

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Hess Corporation
(Name of Registrant as Specified In Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

RODNEY F. CHASE

HARVEY GOLUB

KARL F. KURZ

DAVID McMANUS

MARSHALL D. SMITH

WILLIAM B. BERRY

JONATHAN R. MACEY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 4, 2013, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release and mailed the letter referenced therein to shareholders of Hess Corporation:

Elliott Management Files Proxy Materials for Hess Shareholders

Lack of Focus, Poor Execution and Undisciplined Capital Allocation Have Resulted in

17 Years of Unrelenting Underperformance during John Hess’s Tenure as CEO

Elliott Urges Hess Shareholders to Vote GREEN Proxy Card for

Highly-Qualified Independent Directors Who Will Bring Accountability to Hess

NEW YORK (April 4, 2013) — Elliott Management Corporation (“Elliott”) today filed and mailed its proxy circular to shareholders of Hess Corporation (NYSE: HES).  The full text of a letter accompanying today’s mailing from Elliott follows:

“Dear Fellow Hess Shareholder:

Elliott owns 4.52% of Hess stock1, valued at over $1.1 billion. Hess is our largest initial equity investment in our 36-year history. Our belief in the potential of Hess is demonstrated by the substantial investment we have made in the Company. Over the past weeks we have spoken with a broad range of fellow Shareholders, listening to their views and sharing our own. Today we are distributing definitive proxy materials in support of electing five independent, highly qualified individuals to the Board of Hess.

We believe the record clearly demonstrates the history of a CEO focused more on maintaining a family dynasty than instilling accountability and addressing chronic underperformance.

•                  Hess has underperformed by an astonishing (460)% under the current CEO’s tenure and nearly (50)% over the last two years2

•                  Hess has been in a state of perpetual ineffective restructuring for 17 years

•                  Yet, Hess has paid Management and the Board $540 million under the CEO’s tenure and has earned John Hess a place on the Forbes 25 highest paid CEOs list 3 of the last 5 years

•                  All the while, John Hess’s family estate has paid $8 million directly to Board members, including $3 million to Lead Independent Directors

1                   Elliott owns 15.5 million shares. Ownership percentage based on March 15, 2013 share count of 343,123,070 per Hess Proxy.

2                   For more information, including the sources and support for our statements and analysis in this letter, please see our Shareholder presentations available at www.ReassessHess.com. We encourage all Shareholders to review these materials.

	John Hess
	Tenure
	17 Years	5-Year	4-Year	3-Year	2-Year	1-Year
vs Proxy Peers	(333)%	(31)%	(43)%	(29)%	(40)%	(17)%

vs Revised Proxy Peers	(460)%	(45)%	(63)%	(44)%	(47)%	(20)%

vs Bakken Operators	NA	(263)%	(984)%	(184)%	(70)%	(16)%

vs XLE	NA	(31)%	(57)%	(43)%	(44)%	(20)%

vs XOP	NA	(39)%	(81)%	(52)%	(39)%	(15)%

While Hess Management would like to tell you these facts are “backward looking,” they are reality. And the recognition of reality, and the accountability that comes with it at a public company, seem to be precisely what Hess’s Management and Board are doing everything in their power to avoid.

Vote the GREEN Card for Independent Directors and to Instill Accountability and Reassess Hess

•                  Since Announcement of Elliott’s Intent to Nominate, Hess has outperformed peers by 23%

•                  Reject John Hess’s last minute attempts to avoid accountability to Shareholders

We Believe the Market Severely Undervalues Hess Because It Expects Failure to Continue

We believe Hess’s stock is materially undervalued due to a market expectation that, absent change, mismanagement will continue unabated. After all, with a current market capitalization of ~$25 billion and a capital expenditure plan of over $6 billion for 2013, ~25% of your investment in Hess is reinvested each year. That level of annual investment can represent a tremendous opportunity to either create or squander value. We believe the unrelenting underperformance of the Company’s stock reflects the results of Management’s past mistakes and a belief that they will continue into the future.

The simple fact is the market doesn’t trust Hess to run its business well, and thus places a discount on everything the company controls.

Morningstar (January 29, 2013)

HES has been what we call a ‘value trap’ for some time.

Societe Generale (January 30, 2013)

There Are Real Problems at Hess That Must Be Acknowledged If They Will Ever Be Fixed

The simple truth is one widely recognized in the Oil & Gas industry: There are real problems at Hess. Despite terrific assets, the Company continues to lack a focused strategy, to experience persistent operational issues, and to engage in woefully flawed capital allocation. Evidence of these problems abounds:

•                  The stock has unrelentingly underperformed

•                  Operations are spread across 19 countries and are subscale in nearly all

•                  Mismanagement of the Bakken has resulted in high well costs, decelerating production growth, and lack of focus on ways to maximize asset value going forward

•                  $4 billion was lost in exploration over the last five years, nearly $1 billion was incinerated in refineries, and nearly $7 billion was thrown away in a hedging program nine times worse than its peers when measured as a percentage of revenue

(1)         Lack of Focus

John Hess has never been able to articulate a plausible strategy for Hess. In his own words: “We are different than the other independents. We are the most global…We have the portfolio of a major, we have the technical challenges of a major…” In meetings with Shareholders, John Hess continues with grandiose statements in which he declares Hess to be “a global franchise of operating capabilities.”

Hess is not a major. It is 1/23rd the size of Exxon and 1/12th the size of Chevron. Yet, Management persists in running the Company as though it were. The result is a distracted organization that is subscale in nearly every basin in which it competes. Hess should not aspire to be one of the world’s largest companies. Rather, Hess should commit to and follow through on delivering top quartile returns for its Shareholders. Hess needs to be run for the 90% of Shareholders who own Hess stock for economic returns, rather than for the 10% Shareholder who wants to head a global dynasty.

In multiple client conversations throughout the day we found literally no one that defended the shape, nor global strategy of Hess.

Deutsche Bank (January 30, 2013)

We are skeptical that Hess’s current global growth strategy will yield superior returns or growth, as its organization appears to be spread thin and we think it is unlikely that Hess can have a competitive advantage in all the areas it is pursuing.

Goldman Sachs (June 11, 2012)

On the upstream side, we question whether the company has the bandwidth to operate in over 20 countries… We do not believe a company of Hess’s size will get credit in the market for a shotgun approach to investing across the world.

Citigroup (July 20, 2012)

This lack of focus leads to poor execution and poor capital allocation. Hess is rife with examples of both.

(2)         Poor Execution

Hess’s mismanagement of the Bakken has been striking:

•                  Dual laterals: In 2009, contrary to every other operator in the play, Hess embarked on and persisted with a program of drilling dual lateral wells resulting in substantially below average well performance

•                  High well costs: In 2012, Hess’s well costs spiraled out of control. In an apparent effort to “fix” or hide the problem, the Company transitioned to a cheaper completion design shunned by its peers in similar acreage. Even so, Hess’s well costs remain 17% to 38% above the only other public peer using this completion design

•                  Decelerating production growth relative to peers: Today, Hess is reducing rigs in the Bakken and growing production at a slower rate than any of its peers. Hess uses pad drilling as an excuse, despite peers navigating the shift to pad drilling without similar impacts on their production growth

•                  Most importantly, we believe repeated poor execution calls into extreme question whether Hess is capable of maximizing the value of the Bakken going forward. As its peers move on to the next generation of value creation in the Bakken via Three Forks appraisals and down spacing pilots, Hess is struggling with last year’s problems

Achieving basin-average well costs should not be difficult, but the first step is humility: Hess must learn from successful operators and service providers in the region. Hess must benchmark itself against peers and explore why it is underperforming. Instead, Hess pushes ahead, telling Shareholders it is a cost leader. We believe Hess’s culture of admitting no fault has led to disaster in the Bakken in the past and creates substantial risk of doing so in the future.

Shareholders have also seen mismanagement squander corporate opportunities: As evidenced by its recent sale of acreage in March, Hess, amazingly, lost money in the Eagle Ford, one of the premier U.S. resource plays. This failure was the result of Hess entering a poorly constructed JV with ZaZa Energy that was predetermined to fail.

We accept Elliott’s contention that HES’s drilling execution has been less than optimal and believe that the slate of new directors that it has proposed can bring a lot to the table.

Societe Generale (January 31, 2013)

(3)         Undisciplined Capital Allocation

Hess has lost billions of Shareholder capital in exploration programs, hedging, and various other investments that we believe break with industry best practice. Hess squandered over $4 billion on exploration, nearly $7 billion dollars hedging, and nearly $1 billion in its refineries. Hess attempts to sweep such drastic losses under the carpet by claiming the cash flow went to the Bakken. The reality is that Hess funded the Bakken with its balance sheet, raising more debt and similar amounts of equity as Continental.

Value Created or Destroyed in Exploration (5 yrs)	Hess Value Destroyed in Hedging

Underperformance Unchecked Because the Board Does Not Represent 90% of Shareholders

For too long, Hess has been a value trap managed for the 10% Shareholder who appears more interested in sustaining a global dynasty than generating returns for the other 90% of Shareholders. We believe the depth of governance malpractice at Hess is staggering:

•                  John Hess’s family estate has paid $8 million directly to Board members, including $3 million to Lead Independent Directors

•                  A Directors’ average tenure at retirement is 17 years. Hess’s Board has effectively become a Golden Meal Ticket where seemingly in exchange for not challenging the CEO, current Directors have received $32 million in fees and Shareholders have received horrific returns

•                  Hess has never, not once, had an independent Director with oil & gas operating experience

•                  Hess has a long history of placing Hess family friends and Hess family estate executors on the Board—including the current Lead Independent Director, John Mullin III

•                  Hess has paid Management and its Board a stunning $540 million under John Hess’s tenure, nearly $1.2 million for every 1% of underperformance—the opposite of pay for performance

John Hess apparently views his Nominees as window dressing hand-picked for their concurrence. Displaying blatant disregard for the role of Independent Directors, Hess announced in March that John Hess’s Nominees “agreed to join our Board, because they believe in our outstanding plan….” At a sound public company, step one is to elect Independent Directors; step two—after they are on the Board—is for Independent Directors to set strategy in conjunction with Management.

…Hess’ board has consistently failed its shareholders and has never brought management to task, ever…. In light of the company’s poor performance the last decade, this is clearly a board that gives John Hess what he wants, rather than doing what is good for shareholders.

Morningstar (January 29, 2013)

Status Quo Leads to Further Value Destruction; Hess Needs Accountability and Reassessment

We have put forward for your consideration five exceptional, independent nominees whom we believe have precisely the expertise and experience needed at Hess. These individuals will:

•                  Represent a minority of the Board (which has 14 members)

•                  Work carefully with existing Directors to change the culture of underperformance

•                  Restore accountability to Shareholders and effectively oversee management

As a Shareholder, we have also asked the Board to: “conduct a full strategic and operational review to consider all pathways to maximize value - including:” (1) a “substantial restructuring program (including a potential spin off of [the] Bakken asset) to refocus [the] portfolio and Management,” (2) a review to “improve operations and accountability to halt [a] history of poor execution,” and (3) a review to “bring discipline to capital allocation.” These recommendations are based on rigorous analysis. We believe a restructuring coupled with operational and capital allocation reviews will create transparent, successful enterprises accountable to Shareholders. As we stated in our initial letter on January 29th: These views are Elliott’s views. Shareholder Nominees will form their own opinions after they join the Board.

John Hess’s Response to Terrific Shareholder Nominees Is Simply Not Credible

In response to the Shareholder Nominees and the spotlight on the Company’s severe underperformance, all of a sudden John Hess has proclaimed that he is ready to change. He has recruited his own new Board members and announced yet another series of “new” restructurings. He has attempted to dress this up as the “culmination” of a multi-year plan. At the same time he has questioned the motives and independence of Shareholder Nominees.

This is more of the same. If Hess were interested in REAL change, he would appoint the INDEPENDENT Shareholder Nominees rather than hide behind recycled “restructurings” and “lip service” governance. Of course, Hess and his fellow Board members have a lot to protect. Payments to insiders include:

•                  Total Compensation Paid to Management and Directors: $540 million

•                  Directors: $32 million

•                  John Hess: $195 million (John Hess in Forbes Top 25 Highest-Paid CEOs in 3 of last 5 years)

•                  Management (excluding the CEO): $313 million

For the last five years, Hess’s cumulative CEO compensation has ranked near the top quartile of Hess’s peers, while total Shareholder returns have ranked near the bottom fifth. Meanwhile, John Hess’s family estate has paid $8 million directly to current and past Board members—including $3 million paid to Lead Independent Directors—creating what we believe is a troubling conflict of interest.

What independent experts say about compensation at Hess

In our view, shareholders should be deeply concerned with the compensation committee’s sustained failure in this area.

Glass Lewis (2012 Hess Proxy Paper)

Shareholder returns continue to underperform peers… while CEO pay compensation outranked most peers…. [G]oals for performance shares… do not appear rigorous relative to historical award opportunities.

ISS (2012 Hess Core Report)

Hess needs pay for performance. That is exactly how Shareholder Nominees will be compensated and is exactly what Hess should adopt for all Directors. Shareholder Nominees, if elected to the Board, receive $30,000 for each 1% that Hess’s stock outperforms Hess’s own proxy peers as measured at the end of the Shareholder Nominee’s three-year term as a Director (2016). The agreement is filed along with Elliott’s proxy materials. The obligation to pay is contractually fixed and not subject to Elliott’s discretion.

What independent experts say about Shareholder Nominee compensation

The Elliott approach makes sense for Hess shareholders. It’s a straightforward and objective incentive plan that clearly connects the interests of independent nominees with the interests of shareholders over the medium and long term. This kind of approach lends itself to allowing these nominees, if elected, to focus on independent decision-making and fulfilling their fiduciary obligations on behalf of shareholders.

Randall Thomas,

Professor, Vanderbilt Law School

Hess has portrayed these bonuses as somehow objectionable…it is difficult to see the merit in management’s arguments. The bonuses seem surgically tailored to tie the payoff to Hess’s stock price performance compared to competitors. That is intended to align the interests of those directors with those of the company’s shareholders. Elliott makes the promise at the outset and then has no role to play afterwards, other than to pay up if milestones are met. No one is beholden to Elliott and the independence of those directors is not compromised.

Lawrence A. Cunningham,

Professor, George Washington University Law School

The Elliott nominee compensation plan closely aligns the interests of those nominees with the medium and long term interests of Hess shareholders and has no impact on a director’s independence or ability to fulfill his duties to stockholders. The payout criteria are objective, not discretionary, and they tie only to market price performance over a fairly long period, regardless of whether the Board adopts Elliott’s proposals.

Lawrence A. Hamermesh,

Professor, Widener Institute of Delaware Corporate Law

Today, Shareholders Have a Choice:

A Vote for John Hess’s Nominees = CEO’s Denial of Issues and No Further Change

A Vote for Shareholder Nominees = Recognition of Problems and an Ability to Fix Them

What a Vote for John Hess’s Nominees Looks Like

A Vote for John Hess’s Nominees = More Ineffective Restructurings

For the last 17 years, after each period of unrelenting underperformance, John Hess tells Shareholders that Hess is a few years into a turnaround and delivery of Shareholder value is on the horizon. Today we are told the same. Yet, each “repositioning,” “reshaping,” “rebalancing,” “restructuring,” “implementation of important change,” and “multi-year transformation” announced by John Hess has only delivered further underperformance.

•                  1996 to 1999: a “repositioning” that delivered (21)% underperformance

•                  2001 to 2003: a “reshaping” that delivered (24)% underperformance

•                  2001 to 2006: a “continued reshaping” that delivered (87)% underperformance

•                  2008 to 2010: a “rebalancing” that delivered (17)% underperformance

•                  2001 to 2011: a “restructuring” that delivered (167)% underperformance

•                  2009 to 2014: an “important change” with (63)% underperformance at its July announcement

•                  Now we are told of a “multi-year transformation”. Underperformance delivered to date is (43)%

Shareholders cannot afford another John Hess restructuring

Will perpetual restructuring mode ever end?

Goldman Sachs (October 14, 2003)

Nearly 10 years ago and yet restructuring continues through today!

What is this current “multi-year transformation”?

•                  Contradictory Statements

•                  November of 2012 and January 2013, Hess claimed energy marketing and retail operations were “a long term strategic part of our portfolio” and that Bakken infrastructure was “strategic” and “not something we would be interested in MLPing”

•                  March 2013, Hess declared it was exiting or MLPing these businesses as part of a long standing plan dating back to 2010

•                  Uncertain beginning and end dates

•                  In 2010, we were told this plan had started in 2008

•                  In 2011, we were told the plan had started in 2001

•                  July 2012, we were told the plan started in 2009 and would end in 2014

•                  January 2013, we were told we were in the midst of a plan that would end in 2013

•                  Now we are told the plan started in 2010 and will end in 2015

•                  Only truth we know about his plan

•                  (43)% underperformance vs peers since supposed 2010 start date up until the announcement of Elliott’s intention to nominate Directors

A Vote for John Hess’s Nominees = Defensive CEO Who Denies and Seemingly Misleads

Hess denies underperformance by pointing to stock performance since July 2012

Hess refuses to acknowledge over a decade of unrelenting underperformance. John Hess tells Shareholders that “the market recognizes that our plan is working” because Hess’s stock price increased since his July 2012 announcement that the Company was years into a multi-year transformation. In reality, Hess has underperformed peers by (43)% since the beginning of this “transformation.” Deceptively, Hess purposefully excluded dividends in materials it showed Shareholders to further cosmetically enhance its performance (for Murphy alone, the absence of dividends represents a 7% difference in returns). That a CEO and Board with tenure of 17 and 14 years respectively can ignore decades of underperformance by pointing to the last six months is disingenuous.

Hess Stock Performance Versus Revised Proxy Peers Since Start of “Transformation” (January 1, 2010)

Hess constructs demonstrably false funding and tax arguments to avoid an objective review of new ideas.

In response to ideas put forward by Elliott, Hess responded with assertions about tax and funding that are demonstrably false. To claim the Bakken can’t fund itself is disingenuous: it would be one of the best funded pure plays in the industry. To claim taxes are a hurdle is misleading: the NPV of using deductions today versus four years from now when the Bakken is a taxpayer is only ~$0.13 per share.

Hess is a public company and the 90% of Shareholders deserve a Board and Management team that engage in intellectually honest, objective analysis rather than defensive entrenchment. If Management and the Board have better ideas, we and fellow Shareholders would love to hear them. But one thing is clear: Hess needs new ideas and the willingness to execute them.

Denial Is Easy When There Is No Transparency

With disclosure comes accountability. Hess’s disclosure is the worst of any of its peers for a reason. Hess has not had an analyst day in nearly seven years. Its annual presentations to Shareholders are ~70% shorter than what peers offer. Many Shareholders have commented that they rarely see the CEO at investor conferences—that is, until he kicked off a proxy fight to avoid accountability.

A Vote for John Hess’s Nominees = Continued Shareholder Frustration

Shareholders have never had a chance to vote for an alternative slate of Nominees until this election. Shareholders have been asking for change for years.

•                  Despite no alternative, Shareholders have withheld votes at more than 3 times the average S&P 500 withhold rate against Holiday, Bodman, and von Metzsch and more than 8 times the average for Brady, Kean, and Olson

•                  Shareholders have repeatedly tried to destagger the Board but in all likelihood have been blocked by John Hess

•                  Shareholders’ votes on Say on Pay in 2012 ranked Hess 149th out of 156 energy companies and 427th out of the 450 companies in the S&P 500 with Say on Pay votes

•                  And, of course, many disappointed Shareholders have simply sold Hess stock in frustration, resulting in (460)% underperformance of the share price

New Shareholders continually step forward as they see Hess trading substantially below intrinsic value, but over time we believe many of these new Shareholders have found Hess to be a value trap run for the 10% Shareholder whose interests are not aligned with the other 90%. This need not continue.

What a Vote for Shareholder Nominees Looks Like (GREEN Card)

A Vote for Shareholder Nominees = Unlocking the Potential of Great Assets

We believe Hess currently trades substantially below intrinsic value. Hess has terrific assets:

•                  One of the most valuable acreage positions in the Bakken, a premier U.S. resource play. Hess’s acreage has a higher per acre value than leading Bakken operators, Continental and Oasis, and the total value of Hess’s position is comparable to the total value of Continental’s Bakken acreage. Hess’s Bakken position should be cash flow positive by the end of next year

•                  High-working interests in several “crown jewel” long-life oil or oil-linked assets, including in the Gulf of Mexico, the North Sea, West Africa, and Southeast Asia. Before exploration, these assets have generated substantial cash flow historically, and over the next 10 years should generate on average ~ $2.8 billion of free cash flow per year after taxes and development capex

We believe truly Independent Nominees, selected for their ability and willingness to evaluate all options, are vital to transform this potential into real returns for Hess Shareholders.

A Vote for Shareholder Nominees = An Ability to Transform Hess

Shareholder Nominees will deliver the high-quality, experienced, and independent business judgment that we believe is desperately needed at Hess. Nominees bring deep experience in conventional and unconventional E&P, midstream management and monetization, and governance and oversight. Most significantly, Shareholder Nominees have overseen and executed transformations and operational achievements that are sorely needed at Hess.

•                  Rodney Chase (Former Deputy Group Chief Executive, BP): senior executive experience managing every major business at a global integrated energy company. Retiring from BP in 2003, he served as CEO of BP America, CEO of Marketing & Refining, and CEO of E&P

•                  Harvey Golub (Former Chairman & Chief Executive Officer, American Express): substantial experience in finance, operations, and strategic turnarounds. His refocusing of American Express in the 1990s has been called “one of the most impressive turnarounds of a large public corporation in history”

•                  Karl Kurz (Former Chief Operating Officer, Anadarko): helped to lead a major transformation of a large independent E&P. He was instrumental in building a top-tier exploration capability, instilling capital discipline, and improving operational focus

•                  David McManus (Former Executive Vice President, Pioneer Natural Resources): substantial experience overseeing international E&P assets, also served as EVP at BG Group and President of Arco Europe. He oversaw a widely-hailed value accreting divestiture program of Pioneer’s international portfolio that has been called “a text book repositioning of a portfolio”

•                  Mark Smith (Current Senior Vice President & Chief Financial Officer, Ultra Petroleum): manages lowest cost operator in resource play environment. Ultra is widely recognized for delivering industry-leading operating performance and prioritizing profitable growth through cycles. He has direct experience monetizing infrastructure assets in a tax efficient manner while maintaining strategic control

Elliott disclosed 5 impressive candidates for the Board...

UBS (January 30, 2013)

…a who’s who list of corporate fixers and experienced oil execs.

Bank of America (January 31, 2013)

In our view, the industry experience available in the slate of nominees Elliott is proposing for HES’s Board of Directors is impressive and as a result, the nominees could bring industry insight unavailable on the current Board.

JP Morgan (January 30, 2013)

A Vote for Shareholder Nominees = A Willingness to Transform Hess

Shareholder Nominees bring recognition that real change is needed and an ability to effect change through the Boardroom. Shareholder Nominees have led substantial turnarounds and driven operational achievements, not through “liquidations,” but rather through impactful change that reoriented their corporations in a manner that benefited all Shareholders.

John Hess’s Nominees “These independent directors agreed to join our board, because they believe in our outstanding plan and they recognize that our plan is the right plan…”	Shareholder Nominees “Shareholder Nominees will form their own, independent views on the Company, its assets, and its strategy.”

John Hess’s Plan This is All Shareholders Can Hope to Get And No Confidence in Timing or Execution	Objective, Clear-Eyed Analysis Evaluating All Options to Maximize Shareholder Value

Shareholders Finally Have a Choice: Vote the GREEN Card to Reassess and Refocus Hess

Hess’s attitude that nothing fundamental is wrong, that no substantive problems need to be addressed, and that Hess is “delivering Shareholder value” is precisely the mindset that ensures continued underperformance. We believe Hess has great assets but is mismanaged. It is a public company that should be run for all Shareholders but has been held captive by a CEO and Board that is apparently unwilling to take an objective, clear-eyed look at their own record. The first step in correcting a problem is recognizing it exists.

Elliott owns 4.52% of Hess stock, valued at over $1.1 billion. Hess is our largest initial equity investment in our 36-year history. Our belief in the potential of Hess is demonstrated by the substantial investment we have made in the Company. We believe Shareholder Nominees will deliver the transformative change they delivered at their prior organizations, because they possess not only the capability to do so, but also the humility and willingness to acknowledge problems and fix them.

Sincerely,

Elliott Associates & Elliott International”

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission on April 3, 2013 to be used to solicit proxies in connection with the 2013 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2013 Annual Meeting”) of Hess Corporation (the “Company”). Information relating to the participants in such proxy solicitation is available in the definitive proxy statement filed by Elliott with the Securities and Exchange Commission on April 3, 2013 and in any amendments to that definitive proxy statement.  Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2013 Annual Meeting because they will contain important information, including additional information relating to the participants in such proxy solicitation. Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

About Elliott Management:

Elliott’s two funds, Elliott Associates, L.P. and, Elliott International, L.P., together have more than $21 billion of assets under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

Please visit www.ReassessHess.com for more information.

###

Media Contact:	Investor Contact:

Elliot Sloane	Bruce H. Goldfarb/ Pat McHugh/Geoff Sorbello
Sloane & Company	Okapi Partners LLC
(212) 446-1860	(212) 297-0720
(646) 623-4819 (cell)	info@okapipartners.com

John Hartz
Sloane & Company
(212) 446-1872
(718) 926-3503 (cell)

To elect the Elliott nominees, we urge all stockholders to sign and return the GREEN Proxy.

Elliott urges all stockholders NOT to sign or return any WHITE proxy sent to you by the Company.

If you have already returned the WHITE proxy, you can effectively revoke it by voting the GREEN Proxy.  Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the GREEN Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

212-297-0720

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